EXHIBIT 4.10

                          THIRD MODIFICATION AGREEMENT

      This THIRD MODIFICATION AGREEMENT (the "Agreement") is made as of Oct. 15, 2005, by and between PAID, INC., a Delaware corporation (the "Corporation") and AUGUSTINE FUND, L.P. (the "Lender").

W1TNESSETH

      R.1. On November 1, 2001 (the "Transaction Date), the Corporation and the Lender entered into a Loan Agreement (the "Loan Agreement") pursuant to which the Lender agreed to extend loans up to $1,000,000 in the form of a Convertible Promissory Note (the "Note"). The Note is convertible into shares of the Corporation's common stock, par value $.001 per share (the "Common Stock").

      R.2. On May 21, 2002, the Corporation and Lender entered into a Modification Agreement (the "Modification Agreement") to amend the Loan Agreement, the Note, and the Registration Rights Agreement, including to increase the principal loan amount from $1 million to $2 million.

      R.3. On October 31, 2003, the Corporation and Lender entered into a Second Modification Agreement to amend the Loan Agreement, the Note, and the Registration Rights Agreement, including to increase the principal loan amount from $2,000,000 to $2,250,000.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Corporation and Lender hereby agree as follows:

      1. Recitals; Definitions. The recitals set forth above are true and correct in every respect and are incorporated herein by reference. Any capitalized terms contained herein not defined herein shall have the meaning assigned to such term in the Loan Agreement, or if not defined in the Loan Agreement, in the Note.

      2. Amendment to Loan Agreement. The first three sentences of Section 2.4 of the Loan Agreement, as modified by the Modification Agreement, shall be deleted in their entirety, and in lieu thereof, the Loan Agreement shall state as follows:

      "The outstanding principal amount of the Loans, and any interest accrued but unpaid with respect to such advance, shall be payable in full on November 7, 2006."

      3. Amendment to Note.

            a. The second and third sentences of the first paragraph of the Note, as modified by the Modification Agreement, shall be deleted in their entirety, and in lieu thereof, the Note shall state as follows: "Subject to certain mandatory prepayment requirements and other terms and conditions with respect to prepayment, the Principal Sun and all accrued and unpaid interest shall be payable in full on November 7, 2006 (the "Maturity Date")."

            b. The sixth paragraph of the Note shall be amended by deleting any reference to "November 7, 2005", and replacing it with "November 7, 2006."

      4. Not a Novation. The Corporation and the Lender agree that this Agreement shall not be construed as an agreement to extinguish the Corporation's or Lender's original obligations under the

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Note and other documents and shall not constitute a novation as to the obligations of the Corporation or Lender under the Note.

      5. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one Agreement.

      6. Successors and Assigns. Whenever used herein, the words "Corporation" and "Lender" shall be deemed to include their respective successors and assigns. All words used herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the identity of the person or entity or the context may require.

      7. Termination. This Agreement shall not terminate unless and until Lender represents in writing that it has no further rights to obtain Common Stock of the Corporation under any agreement, or to convert any outstanding indebtedness into shares of Common Stock of the Corporation, and until Lender does not beneficially own any shares of Common Stock of the Corporation.

      IN WITNESS WHEREOF, the Corporation and the Lender have caused this Agreement to be executed as of the date first above written.

PAID, INC.


By:      /s/ Gregory P. Rotman
     ------------------------------------
      Gregory P. Rotman
      Chief Executive Officer

AUGUSTINE FUND, L.P.


By:  Augustine Capital Management, LLC,
      General Partner

By:      /s/ Thomas F. Duszynski
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